                                                                    EXHIBIT 12.1

CHESAPEAKE ENERGY CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(IN  000'S)

                                                          Six Months                                                    Three Months
                                             Year Ended     Ended      Year Ended   Year Ended  Year Ended  Year Ended     Ended
                                              June 30,     Dec. 31,     Dec. 31,     Dec. 31,    Dec. 31,    Dec. 31,    March 31,
                                                1997         1997         1998         1999        2000        2001         2002
                                             ----------   ----------   ----------   ----------  ----------  ----------  ------------
RATIOS OF EARNINGS TO FIXED CHARGES
    Income before income taxes and
         extraordinary item                   (180,330)     (31,574)    (920,520)      35,030     196,162     438,365     (45,976)
    Interest                                    18,550       17,448       68,249       81,052      86,256      98,321      26,960
    Amortization of capitalized interest         8,772        4,386       12,240        1,047       1,226       1,784         424
    Bond discount amortization (a)                  --           --           --           --          --          --          --
    Loan cost amortization                       1,455          794        2,516        3,338       3,669       4,022       1,203
                                              --------     --------     --------     --------    --------    --------    --------
    Earnings                                  (151,553)      (8,946)    (837,515)     120,467     287,313     542,492     (17,389)
                                              ========     ========     ========     ========    ========    ========    ========

    Interest expense                            18,550       17,448       68,249       81,052      86,256      98,321      26,960
    Capitalized interest                        12,935        5,087        6,470        3,356       2,452       4,719       1,130
    Bond discount amortization (a)                  --           --           --           --          --          --          --
    Loan cost amortization                       1,455          794        2,516        3,338       3,669       4,022       1,203
                                              --------     --------     --------     --------    --------    --------    --------
    Fixed Charges                               32,940       23,329       77,235       87,746      92,377     107,062      29,293
                                              ========     ========     ========     ========    ========    ========    ========

    Ratio of Earnings to Fixed Charges            (4.6)        (0.4)       (10.8)         1.4         3.1         5.1        (0.6)

    Insufficient coverage                      184,493       32,275      914,750           --          --          --      46,682

(a)      Bond discount excluded since its included in interest expense.